Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-135912, 333-76179, 333-64109, and 333-27825) on Form S-3, (Nos. 333-90749, 333-46687, and 333-15413) on Form S-3, as amended, (Nos. 333-40313 and 333-81039) on Form S-4, as amended, (Nos. 333-145495, 333-62148, 333-74647, 333-35049, and 333-176219) on Form S-8, and (No. 333-197284) on Form S-8, as amended, of our report dated February 24, 2023, with respect to the consolidated financial statements of CBIZ, Inc., and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Cleveland, Ohio
February 24, 2023